Exhibit 5.1

22 Grenville Street St Helier Jersey JE4 8PX Channel Islands T +44 1534 676 000 F +44 1534 676 333 mourantozannes.com

The Directors

Mimecast Limited

22 Grenville Street

St. Helier

Jersey JE4 8PX

13 November 2015

Our ref:             8019596/65370382/5

Dear Sirs

Mimecast Limited (the Company)

Registration of Shares under the US Securities Act of 1933, as amended (the Securities Act)

We have acted as the Company’s Jersey legal advisers in connection with the offering by the Company of the Primary Shares (as defined below) and the registration of up to 8,912,500 ordinary shares of $0.012 nominal value each in the capital of the Company (the Shares), which includes up to 1,162,500 ordinary shares to cover any over allotments granted under the Underwriting Agreement (as defined below), under the Securities Act (the IPO).

Of the Shares, up to 8,341,000 Shares (the Primary Shares) are being offered by the Company and up to 571,500 Shares (the Selling Shareholder Shares) are being offered by the selling shareholders (the Selling Shareholders) identified as such in the Registration Statement (as defined below).

Pursuant to the Underwriting Agreement, the Shares will be sold to the Underwriters (as defined in the Underwriting Agreement) for resale to the members of the public in the United States as described in the Registration Statement.

The Company has asked us to provide this opinion in connection with the registration of the Shares under the Securities Act.

1.	Documents examined

(a)	For the purposes of this opinion, we have examined and relied upon the following documents:

(i)	a draft registration statement on Form F-1 dated 16 October 2015, as amended by Amendment No. 1 thereto dated 6 November 2015 and Amendment No. 2 thereto dated 13 November 2015 (the Registration Statement) relating to the registration of the Shares under the Securities Act;

(ii)	a draft underwriting agreement relating to the Shares (the Underwriting Agreement) between the Company, the Selling Shareholders and Goldman, Sachs & Co. and Barclays Capital Inc. as representatives of the Underwriters;

(iii)	minutes of meetings of the board of directors of the Company held on 12 August 2015, 2 September 2015 and 20 October 2015 and minutes of meetings of committees of the board held on 20 October 2015, 3 November 2015 (at 6.15pm London time) and 3 November 2015 (at 6.25pm London time);

Mourant Ozannes is a Jersey partnership

A list of the partners is available at mourantozannes.com

(iv)	written resolutions of the shareholders of the Company (including class consents) passed on 20 October 2015, 4 November 2015, 5 November 2015 and 13 November 2015;

(v)	written consents dated 22 September 2015 of certain of the Company’s shareholders relating to, among other things, the offering by the Company of the Primary Shares;

(vi)	the Company’s certificate of incorporation (including upon change of name) and memorandum and articles of association as in force from time to time;

(vii)	a consent to issue shares dated 28 July 2015 issued to the Company by the Jersey Financial Services Commission under the Control of Borrowing (Jersey) Order 1958; and

(viii)	the Company’s register of members dated the date of this opinion.

(b)	For the purposes of this opinion, we have, with the Company’s consent, relied upon certificates and other assurances of directors and other officers of the Company as to matters of fact, without having independently verified such factual matters.

(c)	In this opinion, non-assessable means, in relation to a Share, that the purchase price for which the Company agreed to issue that Share has been paid in full to the Company, so that no further sum is payable to the Company by any holder of that Share in respect of the purchase price of that Share.

2.	Assumptions

For the purposes of giving this opinion we have assumed:

(a)	the authenticity, accuracy, completeness and conformity to original documents of all copy documents and certificates of officers of the Company examined by us;

(b)	that the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents;

(c)	the accuracy and completeness in every respect of all certificates of directors or other officers of the Company given to us for the purposes of giving this opinion and that (where relevant) such certificates would be accurate if they had been given as of the date hereof;

(d)	that the directors have not exceeded any applicable allotment authority conferred on the directors by the shareholders;

(e)	that the IPO Pricing Committee of the board of directors of the Company will hold a duly convened and quorate meeting at which it will be resolved to approve the allotment and issue of the Primary Shares and the transfer of the Selling Shareholder Shares in accordance with the Underwriting Agreement;

(f)	that in approving the Company’s entry into the Underwriting Agreement and the transactions contemplated by it, the directors of the Company were acting in the best interests of, and for a proper purpose of, the Company;

(g)	that the Company is not insolvent or unable to pay its debts as they fall due and will not become insolvent or unable to pay its debts as they fall due or bankrupt (as defined in Article 8 of the Interpretation (Jersey) Law 1954 as a result of its entry into the Underwriting Agreement and the transactions contemplated by it;

(h)	that there is no provision of any law (other than Jersey law) that would affect anything in this opinion; and

(i)	that closing of the IPO occurs and that no other event occurs after the date hereof which would affect the opinions herein stated.

3.	Opinion

As a matter of Jersey law, and based on, and subject to, the foregoing and the qualifications mentioned below, we are of the opinion that:

(a)	the Selling Shareholder Shares to be sold by the Selling Shareholders pursuant to the Underwriting Agreement are validly authorized, validly issued, fully paid and non-assessable; and

(b)	the Primary Shares to be issued by the Company pursuant to the Underwriting Agreement have been validly authorized, and once (i) the Company has received in full the purchase price payable for the Primary Shares in accordance with the Underwriting Agreement, and (ii) Cede & Co. (as designee for each Underwriter) has been entered in the Company’s register of members as the holder of the Primary Shares in accordance with the Company’s articles of association and the Underwriting Agreement, the Primary Shares will have been validly issued, and will be fully paid and non-assessable.

4.	Jersey law

This opinion is limited to matters of, and is interpreted in accordance with, Jersey law as at the date of this opinion. We express no opinion with respect to the laws of any other jurisdiction. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention, or any changes in law which may occur, after the date of this opinion.

5.	Consent

(a)	This opinion is addressed to the Company in connection with the registration of the Shares under the Securities Act.

(b)	We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement and to reference to us being made in the paragraph of the Registration Statement headed Legal Matters. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Mourant Ozannes

Mourant Ozannes